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                       December 14, 2023

       K. Thomas Bailey
       Chief Financial Officer
       NanoString Technologies Inc
       530 Fairview Avenue North
       Seattle, Washington 98109

                                                        Re: NanoString
Technologies Inc
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 001-35980

       Dear K. Thomas Bailey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences